Exhibit 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Manager, Special Projects
	713/646-4560—800/564-3036	713/646-4487—800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline Raises
Financial Guidance for Second Quarter, Second Half
and Full Year 2005

(HOUSTON—June 13, 2005) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it increased its guidance ranges for the second quarter and full year 2005 and established guidance ranges for the third and fourth quarter periods. Today’s guidance, details of which are contained in a report furnished today on Form 8-K, replaces the guidance previously furnished by the Partnership on Form 8-K on April 28, 2005. The Partnership will hold a conference call with the investment community on June 14, 2005, to discuss its revised guidance.

“The Partnership’s asset base and business model continue to perform well during volatile times in the crude oil markets,” said Greg L. Armstrong, Chairman and Chief Executive Officer of the Partnership. “As a result, we have raised the midpoints of our second quarter 2005 guidance for adjusted EBITDA, adjusted net income, and adjusted net income per diluted unit to $110 million, $76.2 million and $1.03 per unit, respectively. This represents increases of 28%, 45% and 49%, respectively, over our previous guidance.”

These upward revisions are based on the Partnership’s estimated performance for April and May and anticipated performance for June. The following table compares the midpoints of the Partnership’s updated second quarter guidance versus its previous second quarter guidance issued on April 28, 2005:

	Three Months Ended June 30, 2005
	6/13/2005	4/28/2005
	Guidance	Guidance	%
	Midpoint	Midpoint	Change
EBITDA	$104.2	$80.4	30%
Net Income	$70.4	$46.8	50%
Net Income Per Basic Limited Partner Unit	$0.97	$0.63	54%
Net Income Per Diluted Limited Partner Unit	$0.95	$0.61	56%
Excluding Selected Items Impacting Comparability(1)
Adjusted EBITDA	$110.0	$86.0	28%
Adjusted Net Income	$76.2	$52.4	45%
Adjusted Net Income Per Basic Limited Partner Unit	$1.05	$0.71	48%
Adjusted Net Income Per Diluted Limited Partner Unit	$1.03	$0.69	49%

(1)          See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA and other non-GAAP financial measures, and reconciliations of such measures to the comparable GAAP measures. Any reference to adjusted EBITDA, adjusted net income or other adjusted measures is a reference to the financial measure excluding the effect of selected items impacting comparability, which items are identified and quantified in the section entitled “Non-GAAP Financial Measures”.

Management stated that the primary drivers for the increased guidance in the second quarter are better-than-expected market conditions in its gathering, marketing, terminalling and storage segment, as well as the realization of additional operating and commercial synergies from assets and businesses that were acquired in the last 18 months.

The Partnership also established guidance ranges for each of the third and fourth quarters of 2005 and updated its guidance range for the full year 2005. Such guidance replaces previous guidance for the second half and full year of 2005 furnished on April 28, 2005. The following table compares the collective midpoints of the Partnership’s third and fourth quarter guidance issued this morning versus the second half guidance issued in April, as well as a similar presentation for the full year:

	Six Months Ended December 31, 2005			Twelve Months Ended December 31, 2005
	6/13/2005	4/28/2005		6/13/2005	4/28/2005
	Guidance	Guidance	%	Guidance	Guidance	%
	Midpoint	Midpoint	Change	Midpoint	Midpoint	Change
EBITDA	$152.2	$137.8	10%	$322.9	$284.7	13%
Net Income	$79.3	$66.2	20%	$182.5	$145.7	25%
Net Income Per Basic Limited Partner Unit	$1.05	$0.85	24%	$2.44	$1.91	28%
Net Income Per Diluted Limited Partner Unit	$1.02	$0.84	21%	$2.41	$1.88	28%
Excluding Selected Items Impacting Comparability(1)
Adjusted EBITDA	$164.0	$148.6	10%	$357.0	$317.5	12%
Adjusted Net Income	$91.1	$77.0	18%	$216.6	$178.5	21%
Adjusted Net Income Per Basic Limited Partner Unit	$1.21	$1.01	20%	$2.94	$2.39	23%
Adjusted Net Income Per Diluted Limited Partner Unit	$1.19	$0.99	20%	$2.89	$2.34	24%

(1)          See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA and other non-GAAP financial measures, and reconciliations of such measures to the comparable GAAP measures. Any reference to adjusted EBITDA, adjusted net income or other adjusted measures is a reference to the financial measure excluding the effect of selected items impacting comparability, which items are identified and quantified in the section entitled “Non-GAAP Financial Measures”.

It should be noted that the Partnership, consistent with prior practice, has excluded from its guidance for future periods any potential impact of Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities.”

Conference Call

The Partnership will host a conference call to discuss its revised guidance and other forward-looking items on Tuesday, June 14, 2005. The call will begin at 10:00 AM (Central). To participate in the call, please call 800-473-6123, or, for international callers, 973-582-2706 at approximately 9:55 AM (Central). No password or reservation number is required.

Webcast Instructions

To access the Internet webcast, please go to the Partnership’s website at www.paalp.com, choose “Investor Relations,” and then choose “Conference Calls.” Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Telephonic Replay Instructions

Call 877-519-4471 or international call 973-341-3080 and enter PIN # 6166424

The replay will be available beginning Tuesday, June 14, 2005, at approximately 1:00 PM (Central) and continue until 11:59 PM (Central) Monday, June 20, 2005.

Non-GAAP Financial Measures

In this release, the Partnership’s EBITDA disclosure is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations. EBITDA is presented because PAA management believes it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. Management also believes that debt holders commonly use EBITDA to analyze Partnership performance. Reconciliations of EBITDA to net income for the projected periods are set forth below. In addition, we present selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results.

	Guidance(1)
	(in millions)
	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30, 2005		December 31, 2005		December 31, 2005
	Low	High	Low	High	Low	High
EBIT and EBITDA Reconciliations
EBITDA	$99.2	$109.2	$142.2	$162.2	$307.9	$337.9
Depreciation and amortization	19.3	19.1	40.3	39.6	78.7	77.8
EBIT	79.9	90.1	101.9	122.6	229.2	260.1
Interest expense	14.7	14.5	33.3	32.6	62.6	61.7
Net Income	$65.2	$75.6	$68.6	$90.0	$166.6	$198.4
Selected items impacting comparability
LTIP charge	$(6.2)	$(6.2)	$(11.8)	$(11.8)	$(20.2)	$(20.2)
SFAS 133 noncash mark-to-market adjustment	—	—	—	—	(13.4)	(13.4)
FX gain (loss)	0.4	0.4	—	—	(0.4)	(0.4)
	$(5.8)	$(5.8)	$(11.8)	$(11.8)	$(34.1)	$(34.1)
Adjusted EBIT and EBITDA Reconciliations
Adjusted EBITDA	$105.0	$115.0	$154.0	$174.0	$342.0	$372.0
Depreciation and amortization	19.3	19.1	40.3	39.6	78.7	77.8
Adjusted EBIT	85.7	95.9	113.7	134.4	263.3	294.2
Interest expense	14.7	14.5	33.3	32.6	62.6	61.7
Adjusted Net Income	$71.0	$81.4	$80.4	$101.8	$200.7	$232.5

(1)          Amounts may not recalculate due to rounding.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things: the success of our risk management activities; abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on our pipeline systems;  the availability of, and ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties declines in volumes shipped on the Basin Pipeline, Capline Pipeline and our other pipelines by third party shippers; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate; successful third party drilling efforts in areas in which we operate pipelines or gather crude oil; demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements; fluctuations in refinery capacity in areas supplied by our transmission lines; the effects of competition; continued credit worthiness of, and performance by, our counterparties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and government regulations; shortages or cost increases in power supplies, materials or labor; weather interference with business operations or project construction; the currency exchange rate of the Canadian dollar; fluctuation in the debt and equity capital markets (including the price of our units at the time of vesting under our LTIP); general economic, market or business condition; and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas (“LPG”) discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, in the United States and Canada. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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